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                                                                     EXHIBIT 8.3


                                                                 21st July, 1998



To:   Yorkshire Power Finance Limited
      PO Box 309
      George Town
      Grand Cayman
      Cayman Islands
      British West Indies

Dear Sirs:

RE:  REGISTRATION STATEMENT ON FORM S-4
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We are Cayman Islands Counsel to Yorkshire Power Finance Limited in connection with the registration statement on Form S-1, including a preliminary prospectus, filed with the Securities and Exchange Commission (the "Commission") on 21st July, 1998 (the "Registration Statement") relating to the proposed offer to exchange up to $350,000,000 aggregate principal amount of 6.154% Series B Senior Notes due 2003 and up to $300,000,000 6.496% Series B Senior Notes due 2008 of Yorkshire Finance for a like principal amount of its 6.154% Series A Senior Notes due 2003 and its 6.496% Series A Senior Notes due 2008, respectively, as set forth in the prospectus filed as part of the Registration Statement (the "Prospectus"). We have reviewed copies of the Registration Statement and the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

We confirm that the statements as to matters of law and legal conclusions set forth under the caption "Cayman Islands Taxation" in the preliminary prospectus included in the Registration Statement are the opinion of Maples and Calder and are correct in all material respects.

We here by consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Cayman Islands Taxation" in the preliminary prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.


Yours faithfully

/s/ Maples And Calder

Maples and Calder